Exhibit 10.2

April 30, 2023

Dear Mr. Crew:

Reference is made to the 2023 Short-Term Incentive Plan (“Plan”) of the Company. Capitalized terms not otherwise defined in this letter agreement have the meaning set forth in that certain Restructuring Support Agreement, entered into and dated as of April 30, 2023, by and among the Debtors and the Consenting Stakeholders, including all exhibits, schedules, and other attachments thereto, as such agreement may be further amended, modified, or supplemented from time to time, solely in accordance with its terms (the “Restructuring Support Agreement”).

The Company and Tim Crew (“Executive”) hereby agree to amend the Plan with respect to the provisions governing the Payment (as defined below) as follows:

•	Fifty percent (50%) of any Payment will be settled by the Company’s issuance to Executive on the Payment Date (as defined below) of a number of fully vested shares of New Common Stock equal to 0.5% of the total number of shares of New Common Stock outstanding as of the Payment Date (on a fully diluted and fully distributed basis and treating the Management Incentive Plan as fully allocated) (such payment, the “Stock Payment”). The Payment Date is the date that payments under the Plan for the Company’s final full fiscal year 2023 are made to other participants generally.

•	The balance of any Payment (the “Cash Payment”) will be paid in cash as follows: (i) the Company will pay Executive on the Payment Date (the “First Installment”) an amount in cash equal to the greater of 25% of the aggregate Cash Payment and an amount sufficient to pay all federal, state and local employment and income taxes on the First Installment and the Stock Payment and (ii) one-third of the remaining amount of the Cash Payment will be paid on each of November 1, 2023, February 1, 2024, and March 14, 2024.

For purposes of this letter agreement, the “Payment” means the remaining incentive amount, if any, earned by, and payable to, Executive under the terms of the Plan (determined after giving effect to the terms of the Plan in effect of the date hereof regarding continued service requirements and Board or Compensation Committee approval) for excess EBITDA and cash performance objectives in the Company’s full fiscal year ending June 30, 2023. For the sake of clarity, earlier quarterly payments made to Executive under the fiscal year 2023 Plan for cash and EBITDA performance will be deducted from the total amount due under the full year plan to provide a net payment due but in no event will the Executive be required to payback any of the earlier quarterly payments made.

Except as set forth herein, the provisions of the Plan will continue to apply in accordance with their terms.

Sincerely,

Lannett Company, Inc.

By:	/s/ Samuel Israel
Name:	Samuel Israel
Title:	Authorized Signatory

ACCEPTED AND AGREED:

I hereby agree to the terms set forth herein.

April 30, 2023	/s/ Timothy Crew

Date	Signature

	By:	Timothy Crew